UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2006

I.R.S.
Commission	Exact name of registrant as specified in its charter	State of	Employer
File Number	and principal office address and telephone number	Incorporation	I.D. Number
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
      On September 15, 2006, Washington Gas Light Company (Washington Gas or the Company), a wholly owned subsidiary of WGL Holdings, Inc., filed with the State Corporation Commission of Virginia (SCC of VA) an application to increase its annual net revenues (after gas costs) in Virginia by approximately $23.0 million. The application seeks an overall rate of return of 9.12 percent and a return on common equity of 11.25 percent. This compares to the current overall rate of return of 8.44 percent and return on common equity of 10.50 percent as authorized by the SCC of VA in its Final Order issued to Washington Gas on December 18, 2003.
      The Company is also seeking approval on various billing, rate design and other proposals requested by Washington Gas, including: (i) the implementation of a billing adjustment mechanism to stabilize the level of revenue collections; (ii) the implementation of a Performance-Based Rate (PBR) plan; (iii) the recovery of the costs of hexane as a gas cost from both sales and delivery service customers and (iv) the implementation of a Gas Administrative Charge (GAC). These proposals are further discussed below.
      Washington Gas proposes to implement a tariff provision for a Revenue Normalization Adjustment (RNA) mechanism in Virginia. The RNA is a billing adjustment mechanism that is designed to stabilize the level of net revenues collected from customers by eliminating the effect of deviations in customer usage caused by variations in weather from normal levels and other factors such as customer conservation.
      Washington Gas also proposes to implement a PBR plan that is designed to benefit all customers in Virginia through the incentives given the Company to improve its performance while preserving service quality and the reliability and safety of its natural gas distribution system. The key features of the proposed PBR plan are: (i) a three-year base rate freeze; (ii) identified key service quality standards to be upheld by Washington Gas for maintaining a safe and reliable natural gas distribution system while striving to control operating costs and (iii) an earnings sharing mechanism that would enable Washington Gas to share with both its Virginia customers and shareholders earnings in excess of the top of the range of its return on equity as approved in this rate case proceeding.
      Washington Gas has incurred costs for the purchase of hexane that is being injected into its natural gas distribution system to condition gas deliveries from a liquefied natural gas terminal in Cove Point, Maryland. Washington Gas requests authorization by the SCC of VA to recover the hexane costs from its sales and unbundled delivery service customers.
      Washington Gas also proposes the implementation of a GAC that would remove the cost of uncollectible account expense related to gas costs from base rates and collect an amount through its purchase gas charge provisions for such costs. This would more appropriately enable the recovery of such costs only from sales customers and the matching of this expense with changes in gas costs.
      Washington Gas notified the SCC of VA that it intends to file a depreciation study shortly after filing this rate application and requested the ability to file supplemental testimony and schedules. The results of the depreciation study may reduce, but will not increase, the amount of the requested rate increase.
      In its rate application with the SCC of VA, Washington Gas requests that it be permitted to implement the newly proposed increase in revenues on an interim basis, subject to refund, effective for services rendered on and after February 13, 2007, and to implement other proposed tariff revisions such as the RNA billing mechanism and PBR plan upon final approval by the SCC of VA.
      A copy of the Company's news release announcing the rate application filing is attached hereto as an exhibit to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits
          99.1 News Release issued September 15, 2006.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date: September 15, 2006	/s/ Mark P. O’Flynn
Mark P. O’Flynn
Controller
(Principal Accounting Officer)